Exhibit 99.1

 For Immediate Release

UNILENS VISION REPORTS DILUTED EPS OF $0.13 FOR

THIRD QUARTER OF FY2012

CUSTOM SOFT LENS SALES INCREASE 26% FROM PRIOR-YEAR QUARTER

LARGO, Florida (May 15, 2012) – Unilens Vision Inc. (OTC Markets Group OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the third quarter and first nine months of FY2012.

Third Quarter Highlights:

•         Sales and royalty income increase from prior-year levels

•         Custom soft lens sales rise 26.2% vs. comparable FY2011 quarter

•         Net income increases and diluted EPS total $0.13 in most recent quarter

•         22nd consecutive quarterly dividend paid at annual rate of $0.18 per share

•         Current cash dividend yield provides shareholders with 5.9% annualized yield

For the three months ended March 31, 2012, total revenue including royalty income increased 2.4% to $2,222,479, compared with $2,171,448 in the third quarter of FY2011. Sales of the Company’s specialty contact lenses increased 3.1% to $1,586,941 in the third quarter of FY2012, versus $1,539,555 in the year-earlier quarter. The sales increase was attributable to an improvement of 26.2% in sales of the Company’s custom soft lenses when compared with the third quarter of FY2011. The Company continues to benefit from growing demand for its C-VUE Advanced® line of custom contact lenses, including the C-VUE Advanced® HydraVue™, one of the first silicone hydrogel custom contact lenses designed for monthly replacement, which was launched in January 2011.

Royalty income from Bausch & Lomb increased 0.6% to $635,538 in the most recent quarter, compared with $631,893 in the quarter ended March 31, 2011.

Gross profit margins decreased slightly to 38.8% of sales in the quarter ended March 31, 2012, versus 39.7% in the three months ended March 31, 2011, due primarily to sales mix changes away from higher-margin products and modestly higher production costs.

Pretax income increased 0.5% to $444,548 in the three months ended March 31, 2012, compared with $442,177 in the prior-year period.  The Company reported a 1.1% improvement in net income, which totaled $300,055 in the third quarter of FY2012, versus $296,792 in the corresponding period of the previous fiscal year.  Diluted earnings per share of $0.13 in the third quarter of FY2012 were unchanged when compared with $0.13 in diluted EPS in the third quarter of FY2011.

“We are pleased to report higher revenue and net income for the third quarter of Fiscal 2012,” commented Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “Continued strength in demand for our new C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement, combined with a modest increase in royalty income from our licensee, Bausch & Lomb, were the primary factors behind the increase in net income.  Longer-term, we continue to anticipate increasing demand for our specialty contact lenses, particularly our multifocal products, as an aging ‘baby-boom’ generation faces the challenges of presbyopia, a condition wherein the lens of the human eye begins losing elasticity, thereby impairing ‘near vision’ in many people once they pass the age of 40.”

“Our research and development activities continue to target additional products and licensing opportunities that can address this potentially large market,” continued Pecora. “We anticipate the launch of a new silicone hydrogel disposable multifocal lens that embodies our C-VUE Advanced technology within the next twelve months.”

“Financially, Unilens remains in an excellent position to take advantage of new growth opportunities.  We reduced our bank note payable by 19% to $3.8 million during the first nine months of Fiscal 2012, from $4.7 million on June 30, 2011, and we ended the third quarter with a current ratio of 1.6-to-1.0 and available working capital of approximately $1.1 million,” concluded Pecora.

For the nine months ended March 31, 2012, total revenue including royalty income increased 1.1% to $6,543,514, compared with $6,469,925 in the first nine months of FY2011. Sales of the Company’s specialty contact lenses increased 3.6% to $4,622,882 in the first nine months of FY2012, versus $4,462,223 in the corresponding period of the previous fiscal year. The sales increase was attributable to an improvement of 37.0% in sales of the Company’s custom soft lenses relative to the comparable FY2011 period.

Royalty income from Bausch & Lomb declined 4.3% to $1,920,632 in the nine months ended March 31, 2012, compared with $2,007,702 in the first nine months of the previous fiscal year.

Gross profit margins declined slightly to 39.0% of sales in the first nine months of FY2012, versus 39.4% in the prior-year period, primarily due to sales mix changes away from higher-margin products.

Pretax income declined 7.8% to $1,341,845 in the first nine months of FY2012, compared with $1,456,000 in the prior-year period.  The Company reported a 7.5% decrease in net income, which totaled $905,135 in the nine months ended March 31, 2012, versus $978,878 in the corresponding period of the previous fiscal year.  Diluted earnings per share of $0.38 in the first nine months of FY2012 were 7.3% below the $0.41 in diluted EPS recorded in the first nine months of FY2011.

The Company recently declared its 23rd consecutive quarterly cash dividend, in the amount of $0.045 per share, which will be paid on May 25, 2012 to shareholders of record at the close of business on May 14, 2012.  At an annualized rate of $0.18 per share, the cash dividend provides investors with a current yield of 5.9% based upon Unilens’ closing stock price of $3.06 on May 14, 2012.  The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2012
CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(All figures in U.S. Dollars)
RESULTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Revenues:
Sales	$1,586,941	$1,539,555	$4,622,882	$4,462,223
Royalty income	635,538	631,893	1,920,632	2,007,702
Total revenues	2,222,479	2,171,448	6,543,514	6,469,925
Operating costs and expenses:
Cost of sales	971,793	928,612	2,818,749	2,704,456
Expenses	747,059	720,883	2,184,804	2,088,758
Total operating costs and expenses	1,718,852	1,649,495	5,003,553	4,793,214
Income from operations	503,627	521,953	1,539,961	1,676,711
Other non-operating items:
Other income (expense)	810	(13,734)	2,118	(12,289)
Interest expense	(59,889)	(66,042)	(200,234)	(208,422)
Total other non-operating items	(59,079)	(79,776)	(198,116)	(220,711)
Income before income tax expense	444,548	442,177	1,341,845	1,456,000
Income tax expense	144,493	145,385	436,710	477,122
Net income for the period	$300,055	$296,792	$905,135	$978,878
Net income per common share:
Basic	$0.13	$0.13	$0.38	$0.41
Diluted	$0.13	$0.13	$0.38	$0.41
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS

Provided (used) by:
Operating activities			$1,523,401	$1,095,306
Investing activities			(429,901)	(140,757)
Financing activities			(1,228,433)	(1,552,288)
Decrease in cash			$(134,933)	$(597,739)
BALANCE SHEET
		June 30, 2011	March 31, 2012	March 31, 2011
Cash and cash equivalents		$601,360	$466,427	$482,801
Total assets		4,407,261	3,964,095	3,858,454
Current liabilities		1,994,933	1,704,760	1,815,126
Total liabilities		6,043,215	5,015,751	5,884,265
Stockholders’ deficit		$(1,635,954)	$(1,051,656)	$(2,025,811)